SECURITIES AND EXCHANGE COMMISSION

Washington,  D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):  October 2, 2013

MINISTRY PARTNERS INVESTMENT COMPANY, LLC
(Exact name of registrant as specified in its charter)

California	333-04028LA	26-3959348
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

915 West Imperial Highway, Suite 120, Brea, CA	92821
(Address of Principal Executive Offices)	(Zip Code)

            Registrant's telephone number, including area code: (714) 671-5720

[ ]         Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]         Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]         Pre-commencement communications pursuant to Rule 14d-2(b) under the

            Exchange Act (17 CFR 240.14d-2(b))

[ ]         Pre-commencement communications pursuant to Rule 13e-4(c) under the

            Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment

      of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 2, 2013, Ministry Partners Investment Company, LLC (the “Company”) was verbally advised by Billy M. Dodson, its President and Chief Executive Officer, that he was resigning his positions as an executive officer of the Company and any of its wholly-owned subsidiaries.  Mr. Dodson’s resignation was effective as of October 2, 2013.  The Company expects that it will enter into a customary Severance and Release of Claims Agreement with Mr. Dodson within the next several days.

The Company’s Board of Managers intends to commence a search immediately to identify a successor to serve as the Company’s Interim Chief Executive Officer and President.  As previously reported in the Company’s Form 8-K filed on September 24, 2013, Van C. Elliott, a member of the Company’s Board of Managers and Secretary of the Company, was appointed by the Board of Managers to serve as Manager-in-Charge and he was further authorized to execute any and all corporate related documents, investor and loan documents and exercise supervisory authority over the Company’s operations.  With Mr. Dodson’s departure, Mr. Elliott will continue to serve in this capacity with the title “Senior Adviser and Manager-in-Charge”.  Mr. Elliott has served as a member of the Company’s Board of Managers and/or Board of Directors since its inception and he has substantial experience in the financial services industry having served on the Board of Directors of Evangelical Christian Credit Union, a California state chartered credit union, for many years.  The Company has agreed to compensate Mr. Elliott as an independent consultant with a $1,000 per diem, plus reimbursement for out-of-pocket expenses that are reasonably incurred and substantiated.  Mr. Elliott will receive no retirement, health or other employer provided benefits otherwise made available to members of its senior management team.

On October 7, 2013, the Company issued a press release regarding changes made in its  senior management team.  The press release is filed with this Report on Form 8-K as Exhibit  99.1.

Item 9.01Financial Statements and Exhibits.

(d)Exhibits

Exhibit No.	Description
99.1	Press Release dated October 7, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated:  October 7, 2013MINISTRY PARTNERS INVESTMENT

  COMPANY, LLC

/s/ Van C. Elliott

Van C. Elliott

Manager-in-Charge